Exhibit 99.1

Daisytek 2nd Quarter Revenue Strong; Earnings Impacted by Charges

    ALLEN, Texas--Nov. 7, 2002--

      Revenue Growth Overshadowed by Negative Tape and Argentina
    Performance, Office Products Costs, Goodwill and Other Charges

    Daisytek International Corporation (Nasdaq:DZTK) today announced results for its second fiscal quarter. Revenues for the quarter increased 62% to $452.9 million compared to last year's quarterly revenues of $278.8 million. Excluding revenues for ISA International plc, which the company began consolidating in May 2002, revenue growth was 13%. U.S. computer and office supplies revenue increased 19% over the prior year quarter. International revenues increased 16% over the prior year quarter, excluding Argentina. Including Argentina, growth in international revenues was 8%.
    Although top-line results were in line with company expectations, performance of the Tape Company and Argentina businesses plus incremental costs related to the company's U.S. office products rollout and distribution center reorganization adversely impacted second quarter results. In addition, the company recorded goodwill impairment charges of $13.8 million related to the Tape and Argentina businesses and incremental balance sheet reserves and adjustments of $14.8 million (after tax), resulting in a second quarter net loss of $27.3 million, or $1.49 per share. Prior year second quarter net income from continuing operations was $3.2 million, or $0.19 per diluted share.
    All information in this release relates to Daisytek's financial data reported in accordance with generally accepted accounting principles. The company has provided a summary of specific run rate factors and balance sheet adjustments affecting its second quarter earnings, to assist in understanding of the financial results. This includes certain nonrecurring charges which in previous quarters have been excluded from an adjusted presentation of earnings.
    Jim Powell, president and CEO, said, "Even as we move through this challenging transition period, the stage is being set for us to accomplish great things. While it is disappointing that we have had these negative operating impacts, they are short-term issues. We have full confidence in our future strategies and potential."

    Achievements for the second quarter include:

    --  Consolidated revenue growth of 62% over prior year

    --  Excluding ISA, organic revenue growth of 13%

    --  Overall U.S. revenue growth of 19%

    --  International revenue growth of 16%, excluding Argentina


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

    -- Completion of our first 900-page full-line computer and office supplies catalog for the U.S. market

    -- New distribution facilities in California and New York are operational and ready for the January launch of the office products initiative in the U.S.

    --  Continued improvement by ISA

    -- DSO of 45 days compared to 49 in the prior year and 46 in the first quarter FY2003

    -- Launched the 2003 edition of Reseller Toolkit, a unique Web-based marketing resource for the company's reseller customers

    U.S. division revenues increased 19% over the prior year second quarter. The increase in domestic revenue was driven by organic growth, including strong results related to Daisytek's initiative to drive sales through the consumer-convenient channel - including grocery, drug, online and other resellers. Daisytek's Digital Storage division, which distributes computer media, accessories and supplies, had an outstanding quarter with revenue growth of 34%. Daisytek's Arlington Industries division, which distributes copier and fax supplies, reported revenue growth of 12%.
    International revenues (excluding ISA's European territory and Argentina) increased 16% over the prior year second quarter. Including Argentina, revenues increased by 8%. Daisytek's businesses in Australia, Canada and Mexico continued to deliver good results. In addition, the effects of the company's expansion of its convenience strategy into international markets is beginning to have a positive impact on operations.
    The company's Argentina business was further impacted by countrywide economic and political issues. Daisytek's second quarter net income includes a goodwill write-off of $1.8 million, representing all of the goodwill balance originating from its October 2000 acquisition of Etertin y CIA, S.A. in Argentina. The company had previously announced that it was reviewing this goodwill balance for impairment. Goodwill charges do not affect cash flows.
    "Argentina remains an important part of our long-term international strategy, although it currently represents less than 1% of our total revenue. We believe conditions will eventually improve in Argentina; however, the recovery period is very uncertain. Because our operations in Argentina are currently at a near standstill, we considered it necessary to review goodwill and other asset values," said Powell.
    In addition to Argentina, other Latin American markets are experiencing economic uncertainty at present. Because of this, the company has also increased certain reserve levels for accounts receivable, inventory and other assets related to Argentina and other Latin America business by approximately $3.3 million (after tax), and is currently reviewing all levels of business into these markets.
    During August, Daisytek announced the 100% completion of its acquisition of ISA International plc, a pan-European distributor of computer supplies, which indirectly owns 47% of Kingfield Heath Ltd., a U.K.-based wholesaler of office products.
    "ISA is performing as expected. Service levels have improved, in-stock percentages have increased, and the French and German operations continue to deliver improved earnings results. The


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ISA  management  team is  focused on margin  improvements,  yet was able to report a year-over-year revenue growth of 6% for the September 2002 quarter," said Powell. "The ISA team continues to deliver on their plan to improve earnings and we are optimistic that ISA will become accretive in the latter part of this fiscal year."
    The Tape Company's revenues, which represent 4% of Daisytek's total second quarter revenues, declined 11% over the prior year second quarter, with the business continuing to experience negative industry trends. Recent price changes have diminished management's long-term outlook for this industry. As a result, Daisytek's second quarter net income includes a Tape Company goodwill write-off of $12 million, representing approximately half of the total goodwill originating from acquisitions by prior management of Steadi-Systems in fiscal year 1998 and VTP in fiscal year 1999. Daisytek previously announced that it was reviewing this goodwill balance for impairment. Goodwill charges do not affect cash flows. Also in light of the industrywide issues and current management forecasts, the company recorded increases in reserve levels for accounts receivable, inventory and other assets totaling approximately $0.9 million (after tax).
    "While The Tape Company management team continues to do a great job of developing new initiatives to drive growth and profitability and manage costs, the industry issues outweigh their current efforts. We will continue to work to improve growth and profitability, and have already integrated much of The Tape Company's back-office administrative functions into Daisytek," Powell said.
    The company confirmed that it is on track for the January 2003 launch of its office products initiative. Daisytek's new regional distribution facilities in Bakersfield, Calif., and Albany, NY, are ready to support the January office products rollout. The addition of these two new facilities expands the company's distribution network coast to coast. Not only will the two new distribution centers allow Daisytek to take advantage of cost-effective ground transportation, they will support the company's goal to be the lowest-cost single-source provider of computer supplies and office products. The new 900-page full-line Business Products 2003 catalog is completed and the company has already begun distribution.
    "Costs related to our U.S. expansion into office products, including the production of the new catalog; higher-than-expected costs in the build-out of our new warehouses; certain delays in converting from more expensive air delivery to lower-cost ground; and interest costs on investment in incremental inventory, have negatively impacted our second quarter performance," Powell said. "This past quarter, we made three decisions that negatively impacted short-term earnings but that we believe were important for the long-term success of our overall business: (1) We will reset our Memphis Superhub over a longer time period, in order to maintain the highest-possible customer service and minimize risks. We are expecting completion by the end of December. (2) We will give away catalogs to many customers instead of selling them in order to get the catalog in as many hands as possible, as quickly as possible, to accelerate revenue. (3) We will reduce our short-term cooperative marketing efforts with office products and computer supplies vendors to ensure we are promoting long-term channel development.


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    "Although we are disappointed that our near-term performance was impacted by these issues, adding traditional office products to our range is an important strategic move for Daisytek. We continue to invest the necessary time, patience and funding to ensure the success of this long-term initiative. We are confident that we can provide outstanding one-box service at a compelling value proposition to our customers. Our entry into office products gives us access to a market over $6 billion in size, which virtually doubles our current addressable market. The pieces are in place for us to gain share in this market, and we expect significant revenue and earnings growth in coming years."
    Separately, the company continues progress on its U.S. restructuring plan that includes information technology enhancements; improvements and consolidation of subsidiary warehouses into new regional hub facilities to leverage distribution costs; and centralization of certain back-office resources. The restructuring plan is expected to significantly improve the profitability and scalability of the business. After-tax restructuring charges were $1.9 million for the second quarter, including $1.6 million related to warehouse and distribution initiatives and $0.3 million related to back-office improvements.
    To summarize, management estimates the approximate impact of certain adverse run-rate factors on the second quarter versus the company's earlier earnings expectations includes the following:

The Tape Company                                  $0.03
Argentina                                          0.01
Office products initiative                         0.04
Interest costs                                     0.03
Kingfield Heath                                    0.01
                                               ---------
                                                  $0.12
                                               =========

    Second quarter charges relating to goodwill write-offs, balance sheet reserves and adjustments, and the company's ongoing restructuring plan include the following:

                                      After-tax charge  EPS Impact
                                      ---------------- ------------

Items affecting gross margin:
Reserves/costs related to office
 products initiative, logistics, and
 vendor programs                      $6.8 million           $0.37
Reserves related to The Tape Company  0.7 million             0.04
Reserves related to South American
 operations                           2.4 million             0.13
Other                                 0.3 million             0.03
                                      ---------------- ------------
                                      $10.2 million          $0.57
Items affecting selling, general and administrative expenses:
Goodwill impairment - Tape (no tax
 effect)                              $12.0 million          $0.65
Goodwill impairment - Argentina (no
 tax effect)                          1.8 million             0.10
Reserves related to The Tape Company  0.2 million             0.01
Reserves related to South American
 operations                           0.9 million             0.05
Deal costs, professional costs and
 other                                1.6 million             0.09
                                      ---------------- ------------
                                      $16.5 million          $0.90
Items affecting restructuring and nonrecurring costs:
Ongoing restructuring plan            $1.9 million           $0.10
                                      ---------------- ------------
Total                                 $28.6 million          $1.57
                                      ================ ============

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    Margins were adversely impacted during the second quarter for the items detailed above. Reported gross margins, including all of these items, were approximately 7%. This quarter's SG&A, including all of these items, was approximately 13% of total revenue. Resulting EBIT, including all of these items, was a loss of $30.5 million.
    Net debt (total debt less cash) increased to approximately $208.4 million during the quarter. The increase over last year was mainly attributable to ISA's acquisition cost, ISA assumed debt and increases in working capital deriving from revenue growth and new product stocking at the new U.S. regional distribution centers. Due to the magnitude of these charges, the company is requesting certain U.S. bank covenant amendments and expects approval shortly.
    The company is providing updated guidance to the market to help facilitate a better understanding of Daisytek's outlook. These estimates are the company's current targets, and are not predictions of actual performance. The company's actual performance may differ from its projections; therefore, the forward-looking information below must be read in conjunction with the business risks listed below as well as with those highlighted in Daisytek's 10-K for the fiscal year ended March 31, 2002.
    Ralph Mitchell, executive vice president and CFO, said, "Despite Tape Company and international challenges, Daisytek's combined revenue for Fiscal 2003 is still projected to be $1.8 billion to $1.9 billion. We expect some second quarter earnings run-rate issues, including Tape and Argentina performance and the costs and factors related to U.S. expansion into office products, to persist into the third quarter and to a lesser extent into the fourth quarter. In addition, we are dealing with disruption of supplies in the U.S. due to the West Coast dock strike and back-ups. We are targeting ISA to break even with funding costs in our third and fourth quarters or possibly be a small accretion, after funding costs. As a result, we expect earnings of between $0.16 and $0.18 per share in the December 2002 quarter and between $0.20 and $0.22 per share in the March 2003 quarter. This is before certain charges we expect for U.S. restructurings. These charges are expected to total $2.5 to $3 million in the December 2002 quarter and $1 to $2 million in the March 2003 quarter, before tax.
    "We will review progress of our office products initiative and continued improvements at ISA in early 2003 to determine our expectations for FY2004."
    Powell concluded, "We believe our geographic and product expansions will establish Daisytek as the world's leading distributor of computer supplies, office products and accessories. We are committed to being the low-cost provider in each of our markets. Ultimately, we believe that our focus on supply-chain efficiencies and dedicated cost management, coupled with our strategies for the long term, will create significant shareholder value," said Powell. Daisytek's strategies for future growth are based on the following:

    --  Capitalizing on the strong growth in computer supplies;

    -- Expanding the supplies offering to include a full line of office products;

    -- Investing in the development of emerging, higher growth customer channels such as drug and grocery chains and the Web-based divisions of major corporate resellers;


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    --  Developing new client services, such as the customer care and demand generation services of the fee-based VirtualDemand division;

    -- Expanding products and services described above into new and existing international markets; and

    -- Pursuing financially attractive acquisitions that support these strategies.

    Daisytek will conduct an earnings conference call today at 3:30 p.m. CST. Please dial 801-303-7410 by 3:20 p.m. and ask to be included. Two hours later, a recorded playback can be heard for 14 days at 402-220-1490 using access code 1494. Check www.daisytek.com for more details on the call, playback and webcast.
NOTE: If you encounter telecommunications difficulties during the call, please redial the call-in number immediately.

    About Daisytek

    Daisytek International is a worldwide distributor of computer and office supplies, peripherals and professional tape media. In addition, it offers fee-based marketing, demand-generation and fulfillment services. Daisytek sells its products and services in the United States, Europe, Canada, Australia, Mexico and South America, distributing more than 25,000 products from about 500 manufacturers, including printer supplies, magnetic and data storage media, video and motion picture film. This news release and more information about Daisytek are available at www.daisytek.com, which is not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

    The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.
    Certain factors, including but not limited to, general economic conditions, industry trends, the loss of or inability to hire skilled personnel, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses and investments, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, the volatility of our common stock, economic and political uncertainties arising as a result of terrorist attacks, seasonality, exchange rate fluctuations, foreign currency devaluations and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.
    Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2002.


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

Daisytek International Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

                               Three Months Ended   Six Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                  2002     2001       2002     2001
                               ------------------- -------------------
Net revenues                    $452,907 $278,769   $855,403 $551,721
Cost of revenues                 422,533  249,148    786,340  490,652
                               ------------------- -------------------
        Gross profit              30,374   29,621     69,063   61,069
Selling, general and
 administrative expenses          57,982   22,742     89,926   45,391
Restructuring and nonrecurring
 costs                             2,900       --      5,053    4,425
                               ------------------- -------------------
        Income from continuing
         operations              (30,508)   6,879    (25,916)  11,253
Interest expense, net              4,068    1,786      6,996    3,340
                               ------------------- -------------------
        Income from continuing
         operations before
         income taxes            (34,576)   5,093    (32,912)   7,913
Provision for income taxes        (7,459)   1,884     (7,192)   2,968
                               ------------------- -------------------
        Income from continuing
         operations before
         equity in net income
         of affiliate and
         minority interest       (27,117)   3,209    (25,720)   4,945
Equity in net income of
 affiliate and minority
 interest                           (225)      --        620       --
                               ------------------- -------------------
        Income from continuing
         operations              (27,342)   3,209    (25,100)   4,945

Discontinued operations
        Income from operations
         of discontinued
         subsidiary, net of tax       --   (1,120)        --   (1,085)
                               ------------------- -------------------
Net income                      $(27,342)  $2,089   $(25,100)  $3,860
                               =================== ===================

Net income per common share:
Basic
 Income from continuing
  operations                      $(1.49)   $0.21     $(1.38)   $0.33
   Income from operations of
    discontinued subsidiary,
    net of tax                        --    (0.08)        --    (0.07)
                               ------------------- -------------------
 Net income                       $(1.49)   $0.13     $(1.38)   $0.26
                               =================== ===================
Diluted
 Income from continuing
  operations                      $(1.49)   $0.19     $(1.38)   $0.30
   Income from operations of
    discontinued subsidiary,
    net of tax                        --    (0.07)        --    (0.07)
                               ------------------- -------------------
 Net income                       $(1.49)   $0.12     $(1.38)   $0.23
                               =================== ===================

Weighted-average common and common share equivalents outstanding:
       Basic                      18,355   15,498     18,173   15,116
       Diluted                    18,355   17,117     18,173   16,558


Daisytek International Corporation and Subsidiaries
Unaudited Consolidated Balance Sheet Data
(In Thousands)                       September 30,          March 31,
                                         2002                 2002
                                      ----------          -----------

Total assets                         $  595,061          $   414,390
Working capital, excluding debt
 and cash                            $  256,517          $   206,264
Total net debt, excluding cash       $  208,351          $   111,640
Shareholders' equity                 $  172,743          $   196,020


    CONTACT: Daisytek International Corporation
             Jim Powell or Ralph Mitchell, 972/881-4700
                or
             Michael A. Burns & Associates
             Craig McDaniel, APR, 214/521-8596 or 214/616-7186 cellular cmcdaniel@mbapr.com


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